UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): February 24, 2011
Commercial Vehicle Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34365	41-1990662

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7800 Walton Parkway, New Albany, Ohio		43054

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: 614-289-5360
Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 24, 2011, the Compensation Committee of the Board of Directors of Commercial Vehicle Group, Inc. (the “Company”) approved the Commercial Vehicle Group, Inc. 2011 Bonus Plan (the “2011 Bonus Plan”). Each executive officer is eligible to participate in the 2011 Bonus Plan. The 2011 Bonus Plan includes both a “Company Factor” and an “Individual Factor.” The “Company Factor” component is tied to the Company’s achievement of EBITDA, a non-GAAP financial measure calculated by adding interest, taxes, depreciation and amortization to net income, and adjusted by the Compensation Committee to eliminate the effects of gains and losses on forward exchange contracts, non-recurring gains and losses or other income or expenses not foreseen at the time the 2011 Bonus Plan was approved. The “Individual Factor” is tied to strategic, operating and cost initiatives specific to the executive’s job scope. The 2011 Bonus Plan reflects the following formula for calculating the annual cash incentive payment: salary will be multiplied by the “Target Factor” multiplied by the “Company Factor” achievement multiplied by the “Individual Factor” achievement.
The target incentive bonus opportunity under the 2011 Bonus Plan for Mr. Dunn was set at 90% of his base salary. The target incentive bonus opportunity for Messrs. Utrup, Armstrong and Frailey was set at 75% of their base salary. The target incentive bonus opportunity for Mr. Boyd was set at 40% of his base salary.
A copy of the Bonus Plan is filed herewith as Exhibit 10.1 and is incorporated by reference.

Item 9.01	Financial Statements and Exhibits.
(d)     Exhibits.
10.1    Commercial Vehicle Group, Inc. 2011 Bonus Plan

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Commercial Vehicle Group, Inc.
February 28, 2011	By:	/s/ Chad M. Utrup
		Name:	Chad M. Utrup
		Title:	Chief Financial Officer

Exhibit Index

Exhibit No.	Description
10.1	Commercial Vehicle Group, Inc. 2011 Bonus Plan